Exhibit (23)-2
Consent of Public Accounting Firm
The Board of Directors
People’s Community BancShares, Inc.
We consent to the use, in Superior Bancorp’s Registration Statement on Form S-4, of our report dated April 5, 2007, with respect to the consolidated balance sheets of People’s Community BancShares, Inc. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flow for the years ended December 31, 2006, 2005 and 2004, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
September 12, 2007